Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KBL HEALTHCARE ACQUISITION CORP. III

Pursuant to Section 245 of the

Delaware General Corporation Law

KBL HEALTHCARE ACQUISITION CORP. III, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “KBL Healthcare Acquisition Corp. III”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 9, 2007.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is KBL Healthcare Acquisition Corp. III (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000 of which 50,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.

1. Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any provision of this Certificate of Incorporation, as it may be amended from time to time.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

SIXTH: The Corporation’s existence shall terminate on             , 2009 (the “Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

SEVENTH: The following provisions (A) through (F) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business or businesses in the healthcare or healthcare-related industries (collectively, a “Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the balance in the Trust Account (as defined below) at the time of such acquisition (excluding deferred underwriting discounts and commissions and taxes payable); provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the Corporation based upon one or more financial standards generally accepted by the financial community (such as actual and potential sales, the value of comparable businesses, earnings, cash flow and/or book value). If the Board of Directors is not able to independently determine that the fair market value of the Target Business meets the threshold criteria, or if any of the Company’s executive officers, directors or pre-IPO stockholders is affiliated with the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm (an “Independent Financial Advisor”) that is a member of the National Association of Securities Dealers, Inc. The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation’s stockholders from a financial perspective. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

A. Upon consummation of the Corporation’s IPO, the amount of net offering proceeds as set forth in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective

(including the proceeds of the private placement of the Corporation’s warrants to occur simultaneously with the consummation of the IPO, any exercise of the underwriters’ over-allotment option, as well as deferred underwriting discounts and commissions) shall be deposited and thereafter held in the Trust Account. Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until (i) the earlier of a Business Combination or the Termination Date, (ii) the Corporation’s request for disbursement of funds in order to pay the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account or (iii) the Corporation’s request for the release of interest income earned on the balance in the Trust Account up to an aggregate amount of $1.4 million to the Corporation to fund the Corporation’s working capital requirements, in each case in accordance with the terms of the investment management agreement governing the Trust Account.

B. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares both vote against the Business Combination and exercise their conversion rights described in paragraph C below.

C. In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including any accrued interest then remaining in the Trust Account and excluding deferred underwriting discounts and commissions, by (ii) the total number of IPO Shares. “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

D. In the event that the Corporation does not consummate a Business Combination by the Termination Date, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder demands conversion of such holder’s shares in accordance with paragraph C above, or (ii) upon the liquidation of the Corporation. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

F. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

C. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

D. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

E. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to applicable law, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

F. Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Company Board of Directors or in the by-laws of the Corporation.

NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein (including subject to Article Seventh) and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Marlene Krauss, M.D., its Chief Executive Officer, as of the     day of             , 2007.

Marlene Krauss, M.D., Chief Executive Officer